Exhibit 10.1

                  Summary of Non-Employee Director Compensation
                  ---------------------------------------------

         The following is a summary of the compensation of non-employee directors of the Board of Directors (the "Board") of NetScout Systems, Inc. (the "Company"):

         Non-employee directors receive an annual retainer of $15,000 for their service on the Board of Directors and receive an annual retainer for service on committees of the Board of Directors, on which they serve, of $8,000 for service on the Audit Committee, $6,000 for service on the Compensation Committee and $4,000 for service on the Nominating and Corporate Governance Committee. In addition, the chairman of the Audit Committee receives an annual payment of $10,000 and each chairman of the Compensation Committee and the Nominating and Corporate Governance Committee receives an annual payment of $6,000. The person serving as Lead Director of the Board of Directors receives an annual payment of $6,000. Finally, each non-employee director receives $1,500 for each regular meeting of the Board of Directors attended and are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee thereof. In the event that any other committees are created during the year, the Board shall determine the compensation payable with respect to service in such committees, if any.

         Immediately after each Annual Meeting of Stockholders, each director receives an award of restricted stock units ("RSUs") equal in value to $30,000 (based on the then fair market value of the Company's common stock). The annual RSUs vest one year after grant and are paid out in shares of Company common stock shortly after vesting, provided that during such year, such director attends at least 75% of the meetings of the Board and at least 75% of the meetings of any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, the RSUs will not vest until the third anniversary of the date of grant. In addition, upon payout of the shares of Company common stock underlying the RSUs, the Company will pay each non-employee director $20,000 in cash to defray all or a portion of the director's tax liability with respect to such shares.

         Each new non-employee director is granted an award of RSUs upon their election or appointment to the Board. The value of the initial award of RSUs is equal to a maximum of $30,000, subject to pro rata reduction based on the number of months remaining between the date of such director's election and the next Annual Meeting of Stockholders. Such initial award of RSUs vest at the next Annual Meeting of Stockholders and are paid out in shares of Company common stock shortly after vesting, provided that during the period between the date of grant and the date of such Annual Meeting of Stockholders, such director attends at least 75% of the meetings of the Board and at least 75% of the meetings of any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, the initial RSUs will not vest until the third anniversary of the date of grant. In addition, upon the payout of the shares of Company common stock underlying the initial RSUs, the non-employee director will also receive up to a maximum of $20,000 in cash to defray all or a portion of the director's tax liability with respect to such shares, subject to pro rata reduction based on the number of months remaining between the date of such director's election or appointment and the next Annual Meeting of Stockholders.

         No director who is an employee of the Corporation will receive separate compensation for services rendered as a director.